KAL Energy, Inc. - Antonio Varano Della Vergiliana joins the KAL Energy Board of Directors.

LONDON, Apr 20, 2007.

KAL Energy, Inc.  (OTCBB: KALG) is pleased to announce the acceptance of Antonio Varano Della Vergiliana to its Board of Directors. Mr. Varano brings over twenty-five years experience of establishing successful business in various industries including primary industry, retailing, media, building. Many of these businesses have achieved a dominant position in the markets in which they operate. Mr. Varano obtained an MBA from the University of Western Australia. He is the chairman of Becca Cosmetics, and is a founding partner of Empress Ventures.

“We are pleased with the arrival of Mr. Varano to the board, and would also like to take this opportunity to thank Mr. Malamas for his contributions and leadership throughout the reorganization period which is now complete.” stated Laith Reynolds, KAL Energy’s Chairman. Mr. Malamas leaves the board on excellent terms and remains the largest single shareholder in KAL Energy.

KAL Energy's wholly owned subsidiary Thatcher Mining Pte. Ltd. has the rights to two coal concessions situated near the Mahakam River in North Eastern Kalimantan, Indonesia. This river is a main transportation system for transporting coal to nearby markets. Consulting Geologist, Jonathan O'Dell, has estimated that blocks 16 & 24 could contain over 192,000,000 tons of thermal coal. Today Indonesia is the leading exporter of thermal coal and export prices vary from $30.00 to $60.00 plus per ton. For more information on KAL Energy, Inc. please visit our web site at www.kalenergyinc.com

KAL ENERGY INC.
Laith Reynolds - Chairman
KAL Energy, Inc ("KALG")
93-95 Gloucester Place
London
W1U 6JQ
Telephone: 0207 487 8426
Fax: 0207 487 8402